UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2009

ST. LAWRENCE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-23266	38-3717938
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2370 Watson Court, Suite 110
Palo Alto, CA 94303
(Address of principal executive office)

(650) 384-0333
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report orCompleted Interim Review

On May 20, 2009, the Board of Directors of the Company determined that the Company’s financial statements for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 should no longer be relied upon and will be restated.

As of March 31, 2008, the Company, pursuant to SFAS 7, has changed its inception date from January 19, 2005 to January 1, 2008.  The Company has determined that the following three (3) stock transactions were previously unreported for the quarter ended March 31, 2008 (i) the exchange transaction valued at $30,000,000 with Nok Bong which was subsequently impaired on the same date for $30,000,000; (ii) the stock subscription agreement with 3Soft, Inc. whereby 3Soft purchased 1,334,000 shares of common stock for $2,000,000 which was received by a Related Party, and; (iii) the stock subscription agreement with Hirsh Capital valued at $200,000 for contributed services.  As a result of these adjustments, the net loss at March 31, 2008, after restatement, has increased by $30,200,000 to $30,406,932.

As of June 30, 2008, in addition to the above items, the Company has determined that the 10 million common shares issued to a consultant valued at $6,000,000 for his service was previously unreported.  As a result, the net loss for three month and six month periods ended June 30, 2008, after restatement, has increased by $6,000,000 to $6,098,115 and $36,200,000 to $36,505,489, respectively.

September 30, 2008 was restated for the cumulative affect of the above items.

The Company’s annual Form 10-K for the year ended December 31, 2008 properly reflected these transactions.

Our Chief Executive Officer has assessed the impact of the accounting error on the Company’s disclosure controls and procedures and has determined that the Company’s disclosure controls and procedures were ineffective and material weakness were revealed.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  In connection with our management’s assessment of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, we identified the following material weakness in our internal control over financial reporting:

Stock Transactions

•	Significant equity transactions were not recorded.

•	Significant common stock was issued to a consultant without the Board of Director’s approval

•	Management failed to assess the fair value of stock issued for services.

Investment

Our audit procedures disclosed that the Company did not perform the review of investment for its annual impairment test.  As a result, the fair value of the investment at the year end may not be correct.

Board Minutes

Our audit procedure disclosed that minutes of the meetings of the Board of Directors are not maintained.  As a result, there is no assurance regarding the discussion that may have taken place at a meeting of the board and likewise, no assurance regarding official actions of the board that may have had financial impact.

Because of the material weakness noted above, management has concluded that we did not maintain effective internal control over financial reporting, based on Internal Control over Financial Reporting-Guidance for Smaller Public Companies issued by COSO.

Remediation of Material Weaknesses in Internal Control over Financial Reporting

We are in the process of implementing remediation efforts with respect to the material weakness noted above as follows:

We believe the foregoing efforts will enable us to improve our internal control over financial reporting.  Management is committed to continuing efforts aimed at improving the design adequacy and operational effectiveness of its system of internal controls.  The remediation efforts noted above will be subject to our internal control assessment, testing and evaluation process.

(i) we have hired an accountant with U.S. GAAP experience to assist us in recording and the valuation of these types of transactions; and

(ii) we are in the process of documenting procedures for the creation and maintenance of board minutes.

The Chief Executive Officer has discussed the matters disclosed in this report with Rotenberg & Co., LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. LAWRENCE ENERGY CORP.

Date: May 21, 2009	By:	/s/ W. Benjamin Garst, Jr.
W. Benjamin Garst, Jr.
CEO and CFO